Exhibit 99.1 (a)

Contact: Betty Feezor	For Immediate Release
404-728-2363

NDCHealth ANNOUNCES RESULTS FOR
SECOND QUARTER FISCAL 2003

ATLANTA, December 18, 2002—NDCHealth Corporation (NYSE: NDC) announced today financial results for its second quarter of fiscal 2003 ended November 29, 2002. Revenue increased 23% to $105.3 million from $85.5 million in the second quarter of the prior year. EBITDA increased 29% to $32.0 million from $24.8 million, net income grew to $12.7 million from $10.7 million, and diluted earnings per share increased 20% to $0.36 from $0.30, compared to the second quarter of the prior year. These results include charges of $1.2 million, or approximately $0.02 per share, related to the impact of refinancing and early extinguishment of debt.

The results for the second quarter of fiscal 2003 include consolidated operating results from the TechRx and ScriptLine transactions that closed in late May 2002. These combined businesses contributed approximately $10 million to revenue in the second quarter.

Net cash provided by operating activities was $40.6 million for the six months ended November 29, 2002.

For the Information Management segment, revenue grew to $37.6 million from $37.1 million in the second quarter of the prior year and EBITDA grew to $10.4 million from $9.2 million. Pre-tax income for this segment grew to $6.8 million from $6.1 million in the prior year.

For the Network Services and Systems segment, revenue grew to $67.7 million from $48.1 million in the second quarter of the prior year and EBITDA grew to $21.6 million from $15.9 million. Pre-tax income for this segment grew to $14.4 million from $11.4 million in the prior year.

During the second quarter, the Company restructured its balance sheet with the completion of debt financings. The new debt includes $200 million of 10 ½% senior subordinated notes due 2012 and a senior credit facility of $225 million, consisting of a $125 million six-year term loan and a five-year $100 million revolving credit facility.

NDCHealth also announced redemption of all of its outstanding 5% convertible subordinated notes due 2003 and expects this transaction to be completed by the end of December, 2002.

In commenting on the results, chief executive officer Walter Hoff said, “Our strong recurring revenue model delivered increases in revenue, EBITDA, net income and earnings per share and also generated significant cash flow. We expanded total company operating margin to 22.6% from 20.5% in the first quarter of fiscal 2003. Simultaneously, we achieved important milestones, including the completion of debt financings totaling $425 million that provide us with ample liquidity to continue to grow our business and to fund the second step of the TechRx acquisition.

“Our Network Services and Systems segment had organic revenue growth of approximately 20% and total growth of more than 40%, indicating strong demand for our products and services in the pharmacy, physician and hospital markets. The TechRx and ScriptLine acquisitions are providing excellent pharmacy marketing synergies and are gaining momentum in new customer acceptance.

“In our Information Management segment we grew revenue by 1%, EBITDA by 13% and pre-tax income by 11% year over year. Revenue from our targeting and compensation information products and from our international products grew in the quarter. However, this growth was offset by lower revenue in our lower margin Research and Consulting business, which continues to be impacted by the lack of discretionary spending by pharmaceutical manufacturers.

“For the full fiscal year 2003, we continue to expect diluted earnings per share to be in the range of $1.35 to $1.38, including the impact of the refinancing, and charges related to early extinguishment of debt of $0.04 per share. Recognizing that the economic conditions in the pharmaceutical industry impacted revenue growth in our Information Management business in the first half of fiscal 2003, we now estimate that for the fiscal year 2003, total company revenue will be approximately $440 to $450 million.”

EBITDA is defined as income before equity in losses of affiliated companies, plus income taxes, interest expense, depreciation and amortization, and certain other non-cash losses on asset disposition, less minority interest in losses. EBITDA is not a Generally

Accepted Accounting Principles (GAAP) measurement and may not be comparable to EBITDA reported by other companies. EBITDA computed using this definition is a key measurement related to the Company’s debt covenants. As of November 29, 2002, NDCHealth is in compliance with its debt covenants.

NDCHealth is a leading provider of health information services that add value to pharmacy, hospital, physician, pharmaceutical and payer businesses.

This press release contains forward-looking statements concerning the Company’s future operations, performance and financial condition. Actual revenues, revenue growth and margins will be dependent upon all such factors and results subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These include product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, the ability to consummate and integrate acquisitions, the performance of investments, including MedUnite, estimates of the valuation of these investments, impact of financings, economic and market conditions in the pharmaceutical manufacturing industry, ability to accelerate revenue growth during the remainder of fiscal 2003, and other risks detailed in the Company’s SEC filings, including its most recent Form 10-K. In addition, the Company is currently unable to assess the impact, if any, on its financial performance that may result from the economic effects of terrorist attacks on the United States. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

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